Exhibit 99.1

Press Release Draft

FOR IMMEDIATE RELEASE

Point of Care Nano-Technology (OTC:PCNT) Acquires “EZ Saliva” Licenses for Oral Diagnostic Testing

New York, NY - June 10, 2024 - Point of Care Nano-Technology, Inc. (“PCNT”) (OTC: PCNT), a development stage life sciences company, is pleased to announce that it has acquired the assets and licenses to the “EZ Saliva TM” branded oral testing fluids and processes for North America, a sales and marketing platform, and related software technology for determining the presence of substances and diseases in oral fluids. This acquisition marks a significant milestone in PCNT’s mission to advance point-of-care diagnostics and enhance patient care through innovative technology.

Acquisition Highlights:

●	Diagnostics Technology License: North America license to oral-fluid patents and intellectual property, including proprietary information and know-how essential for developing and commercializing diagnostic products currently known as EZ Saliva.

●	Board Appointments: Dr. Raouf Guirguis, pivotal in developing this technology, rejoins the PCNT Board of Directors along with Mr. Nathan Keele with expertise in sales, marketing, and distribution.

●	Marketing and Distribution Assets: Enhanced saliva sample collection technology for the USA, Canada, and Mexico. Includes comprehensive data proving product effectiveness, a large sales distribution network, marketing campaign templates and automations, and a pipeline of prospective clients and independent contractors.

●	Software and Algorithms: Proprietary software designed to enhance EZ Saliva product functionality, support chain of custody, remote proctoring, and communication between clients and laboratories. Integration of sales agreements and customer management software to streamline operations and enhance client engagement.

CEO Statement:

“We are thrilled to announce this strategic acquisition and the reinstatement of this foundational technology, which aligns with our vision to revolutionize point-of-care diagnostics,” said Nicholas DeVito, CEO of PCNT. “The integration of this foundational technology, marketing and distribution platform, and related software technologies, we believe, will strengthen our market position. We are also excited to welcome Dr. Raouf Guirguis and Mr. Nathan Keele to our Board of Directors, whose expertise will drive our mission forward. This acquisition underscores our commitment to delivering cutting-edge life science solutions that improve patient outcomes and streamline diagnostic processes.”

About Point of Care Nano-Technology, Inc. (PCNT):

Point of Care Nano-Technology, Inc. (OTC:PCNT) is dedicated to advancing life sciences through innovative point-of-care solutions. PCNT plans to leverage cutting-edge technology to develop user-friendly, reliable, and effective diagnostic tools for healthcare providers and patients worldwide.

Forward-Looking Statements:

This news release contains forward-looking statements by Point of Care Nano-Technology, Inc. (the “Company”) that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for developing its medical devices. Actual events or results may differ materially from the Company’s expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law.

Contact:

Nicholas DeVito
CEO, Point of Care Nano-Technology, Inc.
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